Jammin Java Corp. 8-K

Exhibit 10.1

March 1, 2016

This Letter Agreement is entered into by and between JSJ Investments, Inc. (the “Holder”) and Jammin Java Corp. (the “Company”) as of the date set forth above and shall serve to amend certain portions of that Convertible Note in the principal amount of $275,000 dated as of September 9, 2015 (the “Note”) issued to the Holder by the Company as set forth herein. Defined terms not otherwise set forth herein shall have the meanings assigned to them in the Note.

NOW THEREFORE, for good and valuable consideration, the parties agree as follows:

1.	All sections, terms and conditions of the Note not otherwise amended herein shall remain in full force and effect.

2.	The Maturity Date of the Note shall be changed from March 9, 2016 to December 9, 2016.

3.	Section 1.a. of the Note shall be amended in its entirety to read as follows:

“Pre-Payment and Payment of Principal and Interest. At any time on or before September 9, 2016, this Note shall have a cash redemption premium of 135% of the then outstanding principal amount of the Note, plus accrued interest and Default Interest (defined below), if any, which may be paid by the Company in its sole discretion. From September 10, 2016 until the Maturity Date, this Note shall have a cash redemption premium of 150% of the then outstanding principal amount of the Note, plus accrued interest and Default Interest, if any, which may only be paid by the Company upon Holder’s prior written consent.

At any time on or after the Maturity Date, the Company may repay the then outstanding principal plus accrued interest and Default Interest (defined below), if any, to the Company.”

4.	Section 2 of the Note shall be amended as follows:

“2. Conversion of Note. At any time on or after September 9, 2016, the Conversion Amount (see Paragraph 2(a)(i)) of this Note shall be convertible into shares of the Company’s common stock (the “Common Stock”) according to the terms and conditions set forth in this Paragraph 2.”

2(a)ii “Conversion Price” means the greater of (1) a 40% discount to the third (3rd) lowest trade during the previous ten (10) trading days to the date of a Conversion Notice (by way of example if the company’s common stock trades at $.20 on three separate occasions and at $.21 one time during the pricing period, then the third lowest trade would be $.20 per share); and (2) $0.00005.”

“b. Holder’s Conversion Rights. At any time or times on or after September 9, 2016, the Holder shall be entitled to convert all of the outstanding and unpaid principal amount of this Note into fully paid and non-assessable shares of Common Stock in accordance with the stated Conversion Price. The Holder shall not be entitled to convert on a Conversion Date that amount of the Note in connection with that number of shares of Common Stock which would be in excess of the sum of the number of shares of Common Stock issuable upon the conversion of the Note with respect to which the determination of this provision is being made on a Conversion Date, which would result in beneficial ownership by the Holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock of the Company on such Conversion Date. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder. Subject to the foregoing, the Holder shall not be limited to aggregate conversions of 4.99% (“Conversion Limitation 1”). The Holder shall have the authority to determine whether the restriction contained in this Section 2(b) will limit any conversion hereunder. The Holder may waive the conversion limitation described in this Section 2(b), in whole or in part, upon and effective after 61 days prior written notice to the Borrower to increase such percentage to up to 9.99% (“Conversion Limitation 2”). The Company shall not have any obligation to confirm or verify Conversion Limitation 1 or Conversion Limitation 2, and shall instead be able to rely on any notice of conversion provided to Company by Holder as prima facie evidence that the number of shares of Common Stock set forth therein, when issued to Holder, will not cause Holder to exceed the applicable Conversion Limitation.”

Sections 2.a.(i)-(iv)(but not Section 2.a.ii), c., d., and e. shall remain unchanged and in full force and effect.

5.	Section 9 of the Note shall be amended in its entirety to read as follows:

“Default and Remedies.

a.	Event of Default. For purposes of this Note, an “Event of Default” shall occur upon:

i.	the Company’s default in the payment of the outstanding principal, Interest or Default Interest of this Note within ten (10) days of the date due, whether at Maturity, acceleration or otherwise;
ii.	the occurrence of a Default of Conversion as set forth in Section 2(e)(v), which continues for a period of ten (10) days after notice thereof has been provided by the Holder to the Company;
iii.	the failure by the Company for ten (10) days after notice to it to comply with any material provision of this Note not included in this Section 10(a);
iv.	the Company’s breach of any covenants, warranties, or representations made by the Company herein;
v.	the default by the Company in any Other Agreement entered into by and between the Company and Holder, for purposes hereof “Other Agreement” shall mean, collectively, all agreements and instruments between, among or by: (1) the Company, and, or for the benefit of, (2) the Holder and any affiliate of the Holder, including without limitation, promissory notes;
vi.	the cessation of operations of the Company or a material subsidiary;
vii.	the Company pursuant to or within the meaning of any Bankruptcy Law; (a) commences a voluntary case; (b) consents to the entry of an order for relief against it in an involuntary case; (c) consents to the appointment of a Custodian of it or for all or substantially all of its property; (d) makes a general assignment for the benefit of its creditors; or (e) admits in writing that it is generally unable to pay its debts as the same become due;
viii.	court of competent jurisdiction entering an order or decree under any Bankruptcy Law that: (a) is for relief against the Company in an involuntary case; (b) appoints a Custodian of the Company or for all or substantially all of its property; or (c) orders the liquidation of the Company or any subsidiary, and the order or decree remains unstayed and in effect for thirty (30) days;
ix.	the Company files a Form 15 with the SEC;
x.	the Company’s failure to timely file all reports required to be filed by it with the Securities and Exchange Commission;
xi.	the Company’s failure to timely file all reports required to be filed by it with OTC Markets to remain a “Current Information” designated company;
xii.	the Company’s Common Stock is reported as “No Inside Bid” by OTC Markets at any time while any principal, Interest or Default Interest under the Note remains outstanding;
xiii.	the Company’s failure to maintain the required Share Reserve pursuant to the terms of the Irrevocable Letter of Instructions to the Transfer Agent;
xiv.	the Company directs its transfer agent not to transfer, or delays, impairs, or hinders its transfer agent in transferring or issuing (electronically or in certificated form) any certificate for Shares of Common Stock to be issued to the Holder upon conversion of or otherwise pursuant to this Note as and when required by this Note, or fails to remove (or directs its transfer agent not to remove or impairs, delays and/or hinders its transfer agent from removing) any restrictive legend (or to withdraw and stop transfer instructions) on any certificate for any Shares of Common Stock issued to the Holder upon conversion of or otherwise pursuant to this Note and subject to applicable law as and when required by this Note (or makes any written announcement, statement or threat that it does not intend to honor its obligations pursuant to a Conversion Notice submitted by the Holder) and any such failure shall continue uncured for three (3) Business Days after the Conversion Notice has been delivered to the Company by Holder;

xv.	the Company’s failure to remain current in its billing obligations with its transfer agent and such delinquency causes the transfer agent to refuse to issue Shares to Holder pursuant to a Conversion Notice;
xvi.	the Company effectuates a reverse split of its Common Stock and fails to provide twenty (20) days prior written notice to Holder of its intention to do so; or
xvii.	OTC Markets changes the Company’s designation to ‘No Information’ (Stop Sign), ‘Caveat Emptor’ (Skull and Crossbones), or ‘OTC’, ‘Other OTC’ or ‘Grey Market’ (Exclamation Mark Sign).

The Term “Bankruptcy Law” means Title 11, U.S. Code, or any similar Federal or State Law for the relief of debtors. The term “Custodian” means any receiver, trustee, assignee, liquidator or similar official under any Bankruptcy Law.

b.	Remedies. If an Event of Default occurs, the Holder may in its sole discretion determine to request immediate repayment of all or any portion of the Note that remains outstanding; at such time the Company will be required to pay the Company the Default Amount (defined herein) in cash. For purposes hereof, the “Default Amount” shall mean: the product of (A) the then outstanding principal amount of the Note, plus accrued Interest and Default Interest, divided by (B) the Conversion Price as determined on the Issuance Date, multiplied by (C) the highest price at which the Common Stock traded at any time between the Issuance Date and the date of the Event of Default. If the Company fails to pay the Default Amount within five (5) Business Days of written notice that such amount is due and payable, then Holder shall have the right at any time, so long as the Company remains in default (and so long and to the extent there are a sufficient number of authorized but unissued shares), to require the Company, upon written notice, to immediately issue, in lieu of the Default Amount, the number of shares of Common Stock of the Company equal to the Default Amount divided by the Conversion Price then in effect.”

6.	Upon execution hereof, the Company shall pay an aggregate of $117,252.74 to Holder which shall include: (i) $16,002.74 for the payment of accrued and unpaid interest as of March 1, 2016, (iii) $5,000 for Holder’s legal fees in connection herewith, and (iv) $96,250 as consideration to Holder for agreeing to extend the Maturity Date to December 9, 2016.

7.	Governing Law. This letter agreement shall be construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Note shall be governed by, the laws of the State of Texas, without giving effect to provisions thereof regarding conflict of laws. Each party hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in Texas for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by sending, through certified mail or overnight courier, a copy thereof to such party at the address for such notices to it under this letter agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE HEREUNDER OR IN CONNECTION HEREWITH OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

JSJ Investments, Inc.	Jammin Java Corp.

/s/ Sameer Hirji	/s/ Anh Tran
Sameer Hirji, President	Anh Tran, President

Address:	Address:
6060 North Central Expressway, Suite 500	4730 Taejon Street
Dallas, Texas 75206	Denver, Colorado 80211